P.O. Box 6429 - Greenville, South Carolina - 29606 - (864) 298-9800	NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson Snape Chief Financial Officer (864) 298-9800
World Acceptance to Purchase
Assets from Titan Financial Group for $14.5 Million
Greenville SC, October 6, 2006 — World Acceptance Corporation (Nasdaq-GS: WRLD) announced today that it has agreed to purchase assets, consisting primarily of loans receivable, from Titan Financial Group, II, LLC, and certain of its affiliated companies for approximately $14.5 million in cash. The assets include the loan portfolios and operating assets of Titan office locations across Georgia and South Carolina. On October 6, 2006, the Bankruptcy Court Judge exercising jurisdiction over the Chapter 11 bankruptcy cases filed by Titan and its affiliates entered an order approving the agreed purchase terms. World expects to close this acquisition in mid-October.
“We expect to keep open 38 of the 69 Titan offices and consolidate the remaining Titan offices into our existing operations,” stated Sandy McLean, World CEO. “Many of the retained offices will put us in markets not currently served by our existing offices.”
About World Acceptance
World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 678 offices in eleven states and Mexico. It is also the parent company of Paradata Financial Systems, a provider of computer software solutions for the consumer finance industry.
Forward-looking Statements
This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the company’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. These risks and uncertainties include, but are not limited to: contingencies that might affect the company’s ability to complete the Titan acquisition or its subsequent integration and office consolidation plans on the terms described above, changes in the timing and amount of revenues that may be recognized by the company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the company’s markets and changes in the economy (particularly in the markets served by the company). Such factors are discussed in greater detail in the company’s filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.
# # #